SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                     )

Filed by the registrant ☑
Filed by a party other than the registrant ☐
Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive proxy statement.

☑	Definitive additional materials.

☐	Soliciting material under Rule 14a-12.

Miller/Howard High Income Equity Fund
(Name of Registrant as Specified in Its Charter)

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (check the appropriate box):

	☑	No fee required.

	☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:
☐	Fee paid previously with materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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4)	Date Filed:

MILLER/HOWARD HIGH INCOME EQUITY FUND
10 Dixon Avenue
Woodstock, New York 12498

SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
Originally held on October 26, 2020 and Adjourned to November 9, 2020

The following information relates to the proxy statement dated September 29, 2020 (the "Proxy Statement"), for the Miller/Howard High Income Equity Fund (the "Fund") for use at the Annual Meeting of Shareholders of the Fund, and any adjournment or postponement thereof (the "Annual Meeting"). The Annual Meeting was originally scheduled to be held on Monday, October 26, 2020, at 3:00 p.m., E.T., was adjourned to November 9, 2020 at 3:00 p.m., E.T.

The Notice of Annual Meeting of Shareholders, Proxy Statement and a Proxy Card for the Fund are available to you on the Fund's website - www.hiefund.com

This supplement is dated October 30, 2020 and is being mailed, on or about November 4, 2020, to all shareholders of record of the Fund at the close of business on September 1, 2020 (the "Record Date").

SUPPLEMENTAL DISCLOSURE

The Annual Meeting has been adjourned to Monday, November 9, 2020, at 3:00 p.m., E.T., at the office of the Fund, 10 Dixon Avenue, Woodstock, New York 12498. Shareholders of record at the close of business on the Record Date will be entitled to vote at the adjourned Annual Meeting.

Although the substantial majority of the Fund's shareholders who have voted their shares in connection with the Annual Meeting have voted in favor of electing the proposed Class II nominees to serve on the Fund’s Board of Trustees, the Fund has not established the necessary quorum in order to obtain the required vote for their election. Accordingly, the Fund has adjourned the Annual Meeting in order to solicit additional votes.

YOUR VOTE IS NEEDED!

We urge shareholders who have not already voted or submitted a proxy for use at the Annual Meeting to do so promptly in the manner set forth in the Fund’s Proxy Statement. If you have already voted or submitted a proxy, you do not need to take any further action.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.